EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN


                             HENLEY HEALTHCARE, INC.

                                       AND

                            CYBEX INTERNATIONAL, INC.

                            DATED SEPTEMBER 30, 1997

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                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT is entered into on this 30th day of September, 1997 by and between Henley Healthcare, Inc., a Texas corporation (the "Buyer"), and CYBEX International, Inc., a New York corporation (the "Seller").


                                   WITNESSETH

      WHEREAS, one segment of Seller's business is the manufacture, distribution, sales, marketing and service of its isokenetic rehabilitation product line, as more fully defined in Section 6.1.14 (the "Product Line"); and

      WHEREAS, the Seller desires to sell to Buyer, and Buyer desires to purchase from Seller the Product Line and certain related assets of Seller on the terms and conditions herein set forth.

      NOW, THEREFORE, for and in consideration of the premises, and the mutual and dependent promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1

                          PURCHASE AND SALE OF ASSETS

      1.1 CERTAIN DEFINITIONS. As used in this Agreement, each parenthetically capitalized term in the introduction, recitals and other Sections of this Agreement has the meaning so ascribed to it, and other capitalized terms have the meaning given them in Section 6.1.

      1.2 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions set forth in this Agreement, Seller, at the Closing hereinafter referred to, hereby agrees to sell, convey, transfer, assign and deliver to Buyer the following assets of Seller (all such assets being sold hereunder are referred to collectively herein as the "Assets"):

            1.2.1 the tangible personal property of Seller used or useful in the operation of the Product Line (such as machinery, equipment, tools, replacement parts, molds and furniture and fixtures) as described on
      SCHEDULE 1.2.1 attached hereto but excluding the Inventory (as defined in Section 1.2.2 hereof) (collectively, the "Tangible Personal Property");

            1.2.2 all of Seller's inventories of supplies, raw materials, work-in-process and finished goods relating to the Product Line as of the Closing Date, including, without limitation, that which is described on
      SCHEDULE 1.2.2 attached hereto (the "Inventory");

            1.2.3 (i) Seller's rights to the patents, patent applications, copyrights, trademarks and service marks (including registrations and applications therefor), trade names, licenses or sublicenses and written know-how, trade secrets and other similar proprietary data and the goodwill associated therewith used or held in connection with the Product Line (collectively, the "Seller's Intellectual Property") as described on
      SCHEDULE 1.2.3, and (ii) Seller's sales

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      and promotional literature, copies of books, records, files and data
      (including customer and supplier lists), copies of contracts and documents evidencing accounts and contracts receivable and payable, and certain other records of Seller relating to the Assets or the Product Line (items
      (i) and (ii) collectively, the "Intangibles"), as described on SCHEDULE
      1.2.3 attached hereto;

            1.2.4 the leases, subleases, contracts, contract rights, licenses and agreements relating to the Assets or the operation of the Product Line as described on SCHEDULE 1.2.4 attached hereto (collectively, the "Contracts");

            1.2.5 Seller's franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies relating principally to all or any of the Assets or to the operation of the Product Line as described on
      SCHEDULE 1.2.5 attached hereto (collectively, the "Business Licenses") to the extent assignable;

            1.2.6 the goodwill and going concern value of the Product Line; and

            1.2.7 all of Seller's backlog of orders for products manufactured or sold by Seller included in the Product Line, which were accepted by Seller in the ordinary course of business prior to the date hereof and not invoiced or shipped (or canceled) prior to the date hereof (collectively, the "Backlog Orders").

      1.3 CONSIDERATION. As consideration for the sale of the Assets to Buyer and for the other covenants and agreements of Seller contained herein, Buyer agrees to:

            1.3.1 pay to Seller the amount of $3,200,000 in cash (the "Cash Consideration") at Closing by wire transfer on the Closing Date to the account designated by Seller by written notice delivered to Buyer before the Closing Date; and

            1.3.2 assume only those liabilities of Seller related to the Contracts and the Outstanding Warranty Obligations subject to the conditions and limitations as set forth in Section 1.10 (collectively, the "Assumed Liabilities"). Seller shall be responsible for all other liabilities of Seller (collectively, the "Retained Liabilities"), including, without limitation, any product liability relating to products in the Product Line sold prior to or on the Closing Date, and any sales taxes which are payable as a result of the consummation of the transactions contemplated hereby.

      1.4 NO OTHER LIABILITIES ASSUMED. Except for the Assumed Liabilities as described in Section 1.3.2, Buyer shall not assume or be obligated to pay, perform, or discharge any debt, obligation, expense or liability of Seller, whether absolute or contingent, and whether known or unknown.

      1.5 ALLOCATION OF CONSIDERATION. The total consideration for the Assets, including the Assumed Liabilities, shall be allocated among the Assets and the Seller's non-competition agreement pursuant to Article 5 in accordance with
SCHEDULE 1.5. The Buyer and Seller affirm that said allocation is fair and equitable and that the parties shall adhere to such allocation for the purposes of all tax returns filed by them on or after the Closing Date.

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      1.6 CLOSING. Consummation of the transactions contemplated by this
Agreement (the "Closing") shall take place at the offices of CYBEX International, Inc., located at 10 Trotter Drive, Medway, Massachusetts 02053, at 10:00 a.m. on September 30, 1997 (the "Closing Date"), unless another time, place or date is agreed to by the Seller and the Buyer.

      1.7 BUYER'S CLOSING DELIVERIES. At the Closing, Buyer shall deliver to the
Seller: (i) the Cash Consideration described in Section 1.3; (ii) a duly executed copy of each of the Ancillary Agreements (as defined in Section 1.9);
(iii) a duly executed copy of an assignment and assumption agreement pertaining to the Contracts and the Assumed Liabilities; and (iv) a favorable opinion of counsel, dated the Closing Date, from Porter & Hedges, L.L.P., counsel to the Buyer, in form and substance satisfactory to the Seller, to the effect that (a) Buyer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Texas; (b) this Agreement and the Ancillary Agreements have been duly authorized, executed and delivered by, and are the legal, valid and binding obligation of the Buyer and are enforceable against the Buyer in accordance with their terms, except as the enforceability may be limited by (x) equitable principles of general applicability or (y) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally; and (c) the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer, and the consummation of the transactions contemplated in the Agreement and the Ancillary Agreements, will not constitute a breach or violation of, or default under, the Articles of Incorporation or bylaws of the Buyer or any Law applicable to the Buyer, or violate or conflict with or result in breach of, or constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), any contract, indenture, loan agreement, order, decree or instrument known to such counsel to which the Buyer is a party or by which it or its assets are bound known to such counsel. In rendering such opinion, such counsel may rely upon certificates of public officials and of officers of the Buyer as to matters of fact.

      1.8 SELLER'S CLOSING DELIVERIES. At the Closing, Seller shall deliver to the Buyer: (i) a duly executed bill of sale relating to the Assets, reasonably satisfactory in form and substance to Buyer; (ii) a duly executed copy of each of the Ancillary Agreements (as defined in Section 1.9); (iii) a duly executed copy of the Forza Release (as defined below); (iv) a duly executed copy of an assignment and assumption agreement pertaining to the Contracts and the Assumed Liabilities; (v) any consents necessary pursuant to SCHEDULE 2.2; (vi) all such other instruments as shall be reasonably requested by the Buyer to vest fully in the Buyer good and indefeasible title to the Assets, including, but not limited to, patent and patent license transfers and trademark assignments; and (vii) a favorable opinion of counsel, dated the Closing Date, from Archer & Greiner, a Professional Corporation, counsel to the Seller, in form and substance satisfactory to the Buyer, to the effect that (a) Seller has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New York; (b) this Agreement and the Ancillary Agreements have been duly authorized, executed and delivered by all necessary corporate actions, and are the legal, valid and binding obligation of the Seller and are enforceable against the Seller in accordance with their terms, except as the enforceability may be limited by (x) equitable principles of general applicability or (y) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally; (c) Seller is not required to obtain shareholder approval of the consummation of the transactions contemplated under this Agreement and the Ancillary Agreements under any applicable Laws; (d) the Forza Release is a full and complete release of any obligation on the part of Seller or Buyer as successor owner to the Assets to sell the Assets to Forza or any right by Forza to purchase the Assets known to such counsel; and (e) the execution, delivery and performance of

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this Agreement and the Ancillary Agreements by the Seller, and the consummation of the transactions contemplated in the Agreement and the Ancillary Agreements, will not constitute a breach or violation of, or default under, the Articles of Incorporation or bylaws of the Seller or any Law applicable to the Seller, or violate or conflict with or result in breach of, or constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), any contract, indenture, loan agreement, order, decree or instrument to which the Seller is a party or by which it or its assets are bound known to such counsel. In rendering such opinion, such counsel may rely upon certificates of public officials and of officers of the Seller as to matters of fact.

      1.9 ANCILLARY AGREEMENTS. At the Closing, the Buyer and Seller will enter into the following agreements (collectively with any and all other ancillary documents or agreements necessary to effect the consummation of the transactions contemplated herein, the "Ancillary Agreements"):

            1.9.1 TRANSITION AGREEMENT. The Buyer and Seller will enter into a Transition Agreement (the "Transition Agreement") of even date herewith, and in substantially the form as attached hereto as EXHIBIT A, whereby the Product Line will continue to be manufactured at the Seller's Ronkonkoma, New York facility for a period of 60 days following the Closing Date;

            1.9.2 DISTRIBUTION AGREEMENTS. The Buyer and Seller will enter into
      (a) a Distribution Agreement (the "Buyer Distribution Agreement") of even date herewith and in substantially the form as attached hereto as EXHIBIT B, whereby the Buyer will become a non-exclusive distributor of Seller's fitness equipment in the Territory (as defined therein), and (b) a Distribution Agreement (the "Seller Distribution Agreement") of even date herewith and in substantially the form as attached hereto as EXHIBIT C, whereby the Seller will become a non-exclusive distributor of Buyer's rehabilitation equipment in the Territory (as defined therein); and

            1.9.3 TRADEMARK LICENSE AGREEMENT. The Buyer and Seller will enter into a Trademark License Agreement (the "Trademark License Agreement:) of even date herewith, and substantially in the form as attached hereto as EXHIBIT D, through which the Buyer will obtain the right to use the trade name and trademark "CYBEX(R)" in connection with the manufacture, sale, distribution and service of the Product Line.

      1.10 OUTSTANDING WARRANTY OBLIGATIONS. Buyer hereby assumes, as of the Closing Date, all of Seller's Outstanding Warranty Obligations. Buyer further agrees to respond to and fulfill the Outstanding Warranty Obligations in a timely manner and in accordance with the terms and provisions of Seller's standard product warranty (the "Standard Product Warranty," a copy of which is attached hereto as SCHEDULE 1.10), and the unwritten warranty with regard to the 6000 (the "Unwritten Warranty," a complete description of which is included as part of SCHEDULE 1.10). In addition, Buyer agrees to continue to provide replacement parts and/or repair services with respect to the Product Line, at Buyer's standard rates, following the expiration of any warranty period for a commercially reasonable length of time. Seller acknowledges that it is retaining, as a Retained Liability, responsibility with respect to product liability claims pertaining to products in the Product Line sold prior to the Closing Date. Buyer agrees to cooperate with Seller with regard to its defense of any product liability Claims brought against Seller involving products in the Product Line sold

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prior to the Closing Date, and Seller agrees to so cooperate with Buyer concerning Claims brought against Buyer involving products in the Product Line sold after to the Closing Date.

      1.11 WARRANTY SERVICE AGREEMENT. As a condition precedent to the Buyer's obligations under this Agreement, the Buyer, on or before the Closing Date, shall have entered into a new warranty service agreement (the "Warranty Service Agreement") to replace the Statement of Work to Technical Support Agreement between Seller and Technology Service Solutions ("TSS") with TSS on terms acceptable to the Buyer.

      1.12 PRODUCT LINE DISTRIBUTORS. As a condition precedent to the Buyer's obligations under this Agreement, the Buyer, on or before the Closing Date, shall have entered into new distribution agreements with the current distributors of the Product Line (the "Product Line Distributors") on terms acceptable to the Buyer, including, without limitation, Forza Fitness Equipment Ltd. ("Forza"), Sakai Medical Co., Ltd., and Proxomed Hess Medizintechnik GMBH.

      1.13 FORZA PURCHASE RIGHT RELEASE. As a condition precedent to the Buyer's obligations under this Agreement, Seller agrees to obtain a complete release of any right which Forza may have to purchase or acquire the Product Line from Seller (the "Forza Release"). Seller will obtain and deliver the Forza Release to Buyer in form and substance reasonably agreeable to Buyer.

      1.14 ACCOUNTS RECEIVABLE. Buyer hereby agrees that it will act as Seller's agent for collection with respect to the accounts receivable attributable to sales of the Product Line prior to the Closing Date (the "Accounts Receivable") for a period of 120 days following the Closing Date. Seller shall attach, as
SCHEDULE 1.14 hereto, a complete and accurate list of the Accounts Receivable that the Buyer shall attempt to collect. Buyer shall remit any such collections on the Accounts Receivable every second Friday following the Closing Date accompanied with a detailed ledger of all such collections during that period to date. On the 150th day following the Closing Date, Buyer shall provide Seller with its final accounting of the then outstanding Accounts Receivable. Buyer shall apply any payments to the receivables of each debtor in the order such receivables were booked. Buyer agrees to use commercially practicable efforts in collecting the Accounts Receivable; PROVIDED, HOWEVER, that Buyer shall not in any way be responsible or liable to Seller for any nonpayment of or failure to collect the Accounts Receivable.

      1.15 OFFSET. If Buyer is entitled to indemnification pursuant to the provisions of Article 4, Buyer at its option shall be entitled to offset the amount of any such expenses or Claims, respectively, against any payments otherwise due to Seller under this Agreement or any payments due under the Trademark License Agreement. The rightful exercise of the right of offset hereunder shall not constitute a breach or default of any provision requiring payment of sums so offset, or relieve the party against whom such right of offset is exercised from performing its obligations thereunder.

      1.16 FURTHER ASSURANCES. From time to time, as and when requested by any party hereto, any other party hereto shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to effectuate the transactions contemplated hereby, including, without limitation, the transfer to Buyer of all of the Assets, free and clear of all Encumbrances.

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                                   ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF SELLER

      As material inducements to the execution, delivery and performance of this Agreement by Buyer, Seller hereby represents and warrants to Buyer as follows except as otherwise described in the attached Exception Schedule attached hereto. The Exception Schedule shall identify each exception by the section number(s) of this Article 2 to which it relates; Buyer shall be deemed to have knowledge of all matters described on the Exception Schedule.

      2.1 ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York. Seller has all necessary statutory and corporate power and authority to own, operate, and lease its properties and to carry on its business as now owned or leased and operated by it. Seller is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or license necessary, except where such failure to qualify or license would not have material adverse effect on either the Seller, its Assets or the operation of the Product Line. True, correct and complete copies of Seller's Articles of Incorporation and Bylaws, as each may have been amended, are attached to the Exception Schedule.

      2.2 AUTHORITY. Seller has the absolute and unrestricted right, power, legal capacity, and authority to enter into, and perform such Seller obligations under this Agreement and the Ancillary Agreements.

      2.3 AGREEMENT AUTHORIZED AND ENFORCEABLE. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby has been duly and validly authorized by all necessary corporate action on the part of the Seller. No Shareholder approval of the transactions contemplated in this Agreement and the Ancillary Agreements is required under any Laws to which the Seller is subject. This Agreement and the Ancillary Agreements constitute valid and binding obligations of Seller, enforceable against it in accordance with their terms, except as may be limited by applicable bankruptcy laws, insolvency laws and other similar laws affecting the rights of creditors generally.

      2.4 NO VIOLATIONS OR CONFLICTS. Neither the execution and delivery of this Agreement and the Ancillary Agreements by Seller nor the consummation of the transactions contemplated hereby and thereby will: (a) violate or conflict with any provision of Seller's Articles of Incorporation or Bylaws, as amended to date; (b) violate or conflict with any provision of any Laws applicable to the Seller, or its business or assets; (c) result in a breach of, or constitute a default (or with notice or lapse of time or both result in a breach of or constitute a default) under or otherwise give any Person the right to terminate or accelerate payment under or performance of any note, bond, loan agreement, contract, lease, license, franchise, permit, trust agreement or declaration of trust, or other agreement or instrument to which the Seller is a party or to which its assets are subject; (d) result in the creation or imposition of any Encumbrance of any nature upon or with respect to any of the assets of Seller; or (e) be an event that would permit any party to terminate any of the Contracts; provided, that, with respect to clauses (c), (d) and (e), all required consents are first obtained.

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      2.5 TITLE TO AND CONDITION OF ASSETS. Seller has and will convey to Buyer good, indefeasible and marketable title to the Assets, free and clear of any Encumbrance except liens for current taxes not yet due and payable and except as set forth in SCHEDULE 2.5 of the Exception Schedule attached hereto. Seller is in possession of any and all of the Assets which are leased to it from others. The Assets and the assets and rights transferred or assigned to Buyer pursuant to the Ancillary Agreements constitute all of the material property, whether real, personal, mixed, tangible or intangible, that is used in the Product Line by Seller and that is necessary for the continued conduct of the Product Line as conducted by Seller prior to the date hereof. SCHEDULE 2.5 of the Exception Schedule attached hereto contains a description of all of the Assets leased pursuant to the Contracts, which are the only Assets which are not owned by Seller. Except for such conditions and defects which do not materially impact on the conduct of the business related to the Product Line, all of the Assets are in good condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are free from any known defects, except as may be repaired by routine maintenance.

      2.6 TANGIBLE PERSONAL PROPERTY AND INVENTORY. The items listed on SCHEDULE
1.2.1 attached hereto constitute all of the material personal property which is used by Seller in connection with the ownership and operation of the Product Line. SCHEDULE 1.2.2 attached hereto is believed by Seller to be a materially correct list of all of the Inventory owned or used by Seller in connection with the ownership and operation of the Product Line. Said SCHEDULE 1.2.2 is not based upon a physical inventory count, and was prepared by Seller consistent with prior practice. Except as disclosed on SCHEDULE 2.5 of the Exception Schedule attached hereto, no material Tangible Personal Property (i) is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or (ii) is located other than in the possession of Seller. No material items included in the Inventory have been pledged as collateral or are held by Seller on consignment from others, except for such Encumbrances as will be released at Closing.

      2.7 INTELLECTUAL PROPERTY. The Intellectual Property described on SCHEDULE
1.2.3 attached hereto and the intellectual property transferred or licensed to Buyer pursuant to the Ancillary Agreements constitutes all of the material Intellectual Property owned or licensed by Seller and used in the Product Line. To Seller's knowledge, Seller owns or possesses licenses to use all Intellectual Property that is material to or necessary for the continued conduct of the Product Line. Except as listed on the Exception Schedule, the Seller's Intellectual Property is owned or licensed by Seller free and clear of any Encumbrance. Seller has not granted to any other Person any license to use any of the Seller's Intellectual Property, except for non-exclusive licenses granted in the normal course of business pursuant to the distribution agreements listed on Schedules 1.2.4 and 2.8 hereto. To Seller's knowledge, the use of the Seller's Intellectual Property will not, and the conduct of the Product Line prior to the date hereof did not, infringe, misappropriate or conflict with the intellectual property rights of others. Except as indicated on the Exception Schedule, Seller has not received any notice of infringement, misappropriation, or conflict with the intellectual property rights of others in connection with the use by Seller of the Seller's Intellectual Property.

      2.8 CONTRACTS. The Contracts contained on SCHEDULE 1.2.4 attached hereto together with those other contracts, agreements, and other written arrangements (the "Other Agreements") as listed on SCHEDULE 2.8 attached hereto constitute all of the material contracts, agreements, and other written arrangements relating to the Assets or Product Line to which Seller is a party, or by which the Assets are bound. To Seller's knowledge, each of the Contracts is valid and in full force and effect. There has not been any material default by Seller, or to Seller's knowledge, any other party

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to any of the Contracts, or any event that with notice or lapse of time or both, would constitute a material default by Seller, or to Seller's knowledge, any other party to any of the Contracts. Seller has not received notice that any party to any of the Contracts intends to cancel or terminate any of the material Contracts or exercise or not exercise any options that they might have under any of the Contracts which might have a material adverse effect on the Assets or the rights under such Contract.

      2.9 BUSINESS LICENSES. SCHEDULE 1.2.5 attached hereto, is a schedule of all material Business Licenses owned by Seller or in which Seller has any rights or licenses in connection with the Product Line, together with a brief description of each. Seller is in compliance in all material respects with the terms of the Business Licenses, except for such violations which, alone or in the aggregate, do not and will not have a material adverse effect on the ability to conduct the business associated with the Product Line. None of the Business Licenses have been, or, to the knowledge of Seller, are threatened to be, revoked, canceled, suspended or modified.

      2.10 LITIGATION. Except as set forth in the Exception Schedule, there is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending or threatened to which Seller is a party or, to the knowledge of Seller, might become a party, and which might have a material adverse effect on the Assets or the Product Line.

      2.11 ENVIRONMENTAL MATTERS. Except as described on the Exception Schedule, none of the current or past operations of the Product Line or the Assets is being or has been conducted or used in such a manner as to constitute a violation of any Applicable Environmental Laws, Seller has not received any notice (whether formal or informal, written or oral) from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to violations of any Applicable Environmental Laws or regarding any claims for remedial obligations or contribution for removal costs or damages under any Applicable Environmental Laws, and there are no writs, injunction decrees, orders or judgments outstanding, or lawsuits, claims, proceedings or investigations pending or threatened relating to the ownership, use, maintenance or operation of the Assets or the conduct of the Product Line, nor, to Seller's knowledge, is there any basis for any of the foregoing. No Hazardous Substances have been or are currently being used by Seller in its operations in violation of any Applicable Environmental Laws. No Hazardous Substances are or have ever been situated on or under Seller's properties, whether owned or leased, or incorporated into any of the Assets in violation of any Applicable Environmental Laws.

      2.12 COMPLIANCE WITH OTHER LAWS. Seller is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, any other applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, and Seller is not delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality, except for such violations or delinquencies which, alone or in the aggregate, do not have a material adverse effect on the ability to conduct the business associated with the Product Line.

      2.13 SOLVENCY. Seller is not now Insolvent, nor will Seller be rendered Insolvent by the occurrence of the transactions contemplated by this Agreement.

      2.14 ERISA PLANS, LABOR ISSUES AND AFFILIATE PAYMENTS. Except as identified in SCHEDULE 2.14, Seller does not currently sponsor, maintain or contribute to, and has not at any time sponsored, maintained or contributed to any employee benefit plan which is or was subject to any

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of the provisions of the Employee Retirement Income Security Act of 1974, as
amended ("ERISA"), in which any of its Employees are or were participants (whether or not on an active or frozen basis). Each benefit plan set forth in
SCHEDULE 2.14 hereto (collectively the "Benefit Plans") complies currently, and has complied in the past, in form and operation, with the applicable provisions of ERISA, the Code and other applicable Laws. All contributions required to be made to each Benefit Plan under the terms of such Benefit Plans, ERISA or other applicable Laws have been timely made. None of the Benefit Plans (i) is a "MULTIEMPLOYER PLAN" (as defined in Section 3(37) of ERISA), or (ii) provides for medical or other insurance benefits to current or future retired Employees or former Employees of the Seller (other than as required for group health plan continuation coverage under Code Section 4980B or applicable state law). During the five years preceding the Closing Date, (i) no under funded pension plan subject to Section 412 of the Code has been transferred out of the Seller and
(ii) the Seller has not participated in or contributed to, or had an obligation to contribute to, any multiemployer plan (as defined in ERISA Section 3(37)) and has no withdrawal liability with respect to any multiemployer plan. There are no claims or lawsuits which have been asserted, instituted or threatened against the Assets by the trustees under the Benefit Plans. Seller has not engaged in any unfair labor practices which could have a material adverse effect on the Assets or the operations of the Business. Except as described on the Exception Schedule, (i) Seller has no collective bargaining agreements with any labor union or other representative of Employees, (ii) Seller has no pending or threatened, dispute with any of its existing or former Employees, (iii) there are no labor disputes pending or threatened by Seller's current or former Employees, and (iv) since January 1, 1997, Seller has not made any payments to any of its Affiliates, and has not granted or agreed to grant any bonus to any current Employee, any general increase in the rates of salaries or compensation of its Employees or any specific increase to any current Employee, except in accordance with past practice, regularly scheduled periodic bonuses and other increases, and has not provided for any new pension, retirement or other employee benefits to any of its current Employees or any increases in any existing benefits. Seller has complied and will comply with the Worker Adjustment and Retraining Notification Act ("WARN") with respect to any Employees which may be terminated or laid off or any "plant closing" which may occur as a result of the consummation of the transactions contemplated by this Agreement. The term "Employees" refers to those of Seller's employees whose principal duties pertain to the manufacture, sale or marketing of the Product Line.

      2.15 OUTSTANDING WARRANTY OBLIGATIONS. Seller's Standard Product Warranty and the Unwritten Warranty are the only warranties that Seller has given with respect to the products sold in the Product Line on or before the Closing Date, and are currently in full force and effect. TSS has performed substantially all of the third-party warranty obligation work necessary pursuant to the Standard Product Warranty and the Unwritten Warranty during the last three years up to and including the Closing Date.

      2.16 FDA REGULATIONS. Attached hereto as SCHEDULE 2.16 is a complete list of any and all warning letters, Form FDA 483s or other correspondence received by Seller which pertain to the Product Line copies of which have been previously provided to Buyer. To Seller's knowledge, the Seller is currently in full compliance with all U.S. Food and Drug Administration ("FDA") regulations pertaining to the operation of the Product Line, including, without limitation, the Medical Device Reporting Regulations as specified in 21 C.F.R. ss. 803, and any FDA registrations or reports are current.

      2.17 BROKERS. Neither Seller nor any of its Affiliates has employed any broker, agent or finder, or incurred by any liability for any brokerage fees, agent's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

      2.18 UNTRUE STATEMENTS. This Agreement and all schedules, documents and information furnished by Seller or any of its representatives to Buyer and its representatives pursuant hereto or in connection with the transactions contemplated by this Agreement do not include any untrue statement of a material fact or, to Seller's knowledge, omit to state any material fact necessary to make the statements made herein and therein not materially misleading.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF BUYER

      As material inducements for the execution, delivery and performance of this Agreement by Seller, Buyer hereby represents and warrants to Seller that as of the Closing Date:

      3.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has all the necessary powers to own its business as now owned and operated by it.

      3.2 AUTHORITY. Buyer has the absolute and unrestricted right, power, legal capacity, and authority to enter into, and perform such Buyer obligations under this Agreement and the Ancillary Agreements.

      3.3 AGREEMENTS AUTHORIZED AND ENFORCEABLE. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (i) are within the corporate power and authority of the Buyer, and (ii) have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Ancillary Agreements constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as may be limited by applicable bankruptcy laws, insolvency laws and other similar laws affecting the rights of creditors generally.

      3.4 NO VIOLATIONS OR CONFLICTS. Neither the execution and delivery of this Agreement and the Ancillary Agreements by Buyer nor the consummation of the transactions contemplated hereby and thereby will: (a) violate or conflict with any provision of Buyer's Articles of Incorporation or Bylaws, as amended to date; (b) violate or conflict with any provision of any Laws applicable to the Buyer, or its business or assets; or (c) result in a breach of, or constitute a default (or with notice or lapse of time or both result in a breach of or constitute a default) under or otherwise give any Person the right to terminate or accelerate payment under or performance of any note, bond, loan agreement, contract, lease, license, franchise, permit, trust agreement or declaration of trust, or other agreement or instrument to which the Buyer is a party or to which its assets are subject.

      3.5 BROKERS. Except for its agreement with Principal Financial Securities, Inc., neither Buyer nor any of its Affiliates have employed any broker, agent, or finder, or incurred any liability for any brokerage fees, agent's fees, commissions or finder's fees in connection with the transactions contemplated herein.

      3.6 UNTRUE STATEMENTS. This Agreement and all schedules, documents and information furnished by Buyer or its representatives to Seller and any of its representatives pursuant hereto or in connection with the transactions contemplated by this Agreement do not include any untrue statement of a material fact or, to Buyer's knowledge, omit to state any material fact necessary to make the statements made herein and therein not materially misleading.

                                   ARTICLE 4

                                INDEMNIFICATION

      4.1 INDEMNIFICATION BY SELLER. Seller shall indemnify, defend and hold harmless Buyer and its officers, directors, employees, agents and shareholders, against and with respect to any and all Claims that such indemnitees shall incur or suffer, which arise, result from or relate to (i) any breach of, or failure by Seller to perform, any of Seller's representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished to Buyer by Seller under this Agreement ("Breach Claims"), and (ii) any and all Retained Liabilities of Seller, including, without limitation, any tax liabilities, with respect to which Seller or any other Person at any time asserts a Claim therefor against the Buyer ("Liability Claims"). Unless otherwise indicated, the term "Claims" when used herein includes Breach Claims, Liability Claims and Warranty Claims (as defined below).

      4.2 INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents and shareholders, against and with respect to any and all Claims that such indemnitees shall incur or suffer, which arise, result from or relate to (i) any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished to Seller by Buyer under this Agreement ("Breach Claims"), and (ii) any and all liabilities of Buyer relating to the Outstanding Warranty Obligations with respect to which any other Person at any time asserts a Claim therefor against the Seller ("Warranty Claims").

      4.3   INDEMNIFICATION PROCEDURE.

            4.3.1 Promptly upon the receipt of notice of any third-party (I.E., one who is not a party to this Agreement) Claim, judicial or otherwise, with respect to any matter as to which indemnification may be claimed under this Article 4, the indemnified party shall give written notice thereof to the indemnifying party together with such information respecting such matter as the indemnifying party shall then have; PROVIDED HOWEVER, that the failure of the indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations, to the extent the indemnifying party is not materially prejudiced thereby. If indemnification is sought with respect to a third-party Claim asserted or brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party. After such notice from the indemnifying party to such indemnified party of its election to so assume the defense of such a third-party Claim, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, other than reasonable and necessary costs of investigation, unless the indemnifying party has failed to assume and diligently prosecute the defense of such third-party Claim and to employ counsel reasonably satisfactory to such indemnified Person. An indemnifying party who elects not to assume the defense of a third-party Claim shall not be liable for the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such indemnifying party with respect to such Claim or with respect to Claims separate but similar or related in the same jurisdiction arising out of the same general allegations. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel reasonably satisfactory to the indemnified party or if counsel fails to diligently prosecute, the expenses of such defense to be paid by the indemnifying party. No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a claim without the consent of the indemnified party, which consent shall not be unreasonably withheld. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action the defense of which has been assumed by an indemnifying party without the consent of such indemnifying party, which consent shall not be unreasonably withheld.

            4.3.2 If any party becomes aware of a fact, circumstance, claim, situation, demand or other matter (other than a third-party Claim) for which it or any other indemnified party has been indemnified under this
      Article 4 and which has resulted or could result in a Claim being owed to the indemnified party by the indemnifying party, the indemnified party shall give prompt written notice to the indemnifying party of the Claim, stating the nature and basis of the Claim and the amount claimed thereunder, together with supporting information to the Claim, if any. If the indemnifying party does not notify the indemnified party within 30 days from the date such Claim notice is given that it disputes the Claim, the amount of the Claim shall conclusively be deemed to be a liability of the indemnifying party hereunder.

            4.3.3 Payments of all amounts owing hereunder with respect to any Claim shall be made immediately after the settlement between the parties of the third party Claim.

      4.4 INDEMNIFICATION THRESHOLD AND LIMITATIONS. Any request for indemnification by an indemnified party under the indemnification procedures of this Article 4 regarding the breach of any representation or warranty under this Agreement must be asserted by such indemnified party prior to the expiration of the applicable survival period as set forth in Section 6.5. Notwithstanding any provision to the contrary contained in this Agreement, neither Buyer nor Seller shall make any request for indemnification against the other party for any Breach Claim under this Agreement until the dollar amount of all losses to such other party for such Breach Claims suffered after the Closing, shall exceed in the aggregate the amount of $300,000, and, if such amount is exceeded, Buyer or Seller, as the case may be, shall be required to pay the entire amount of such aggregate loss to the other party for all such Breach Claims; PROVIDED, HOWEVER, that a party's obligation and liability for any and all Breach Claims shall not exceed in the aggregate an amount equal to the purchase price set forth in
Section 1.3. Without regard to the above-mentioned $300,000 aggregate Claim threshold: (i) Seller shall reimburse Buyer for any and all Liability Claims, and (ii) Buyer shall reimburse Seller for any and all Warranty Claims.

                                   ARTICLE 5

                           NON-COMPETITION AGREEMENT

      As used in this Article 5, any reference to "Buyer" or "Seller" shall mean and include their respective Affiliates.

      5.1 SELLER COVENANT NOT TO COMPETE. For a two-year period beginning on the Closing Date, Seller shall not directly or indirectly, engage or invest in, finance, own, manage, operate, control or participate in the ownership, management, operation or control of, be employed by, associated or in any manner connected with, render services or advice to, or assist (whether or not for compensation), any Competing Business (as defined below); PROVIDED HOWEVER, that this Section 5.1 shall not preclude the Seller or its Affiliates from (a) investing in up to an aggregate of 5% of the securities of any enterprise engaged in a Competing Business (but without otherwise participating in the activities of such enterprise) if such securities are listed on any United States national or regional securities exchange or have been registered under
Section 12(g) of the Securities Exchange Act of 1934, provided that the Seller and its Affiliates combined do not purchase or hold (directly or indirectly) an aggregate equity interest of more than 5% in any such enterprise, or (b) pursuant to Seller's Distributor Agreement.

      5.2 COVENANTS NOT TO INTERFERE OR HIRE. For a two-year period beginning on the Closing Date, neither Seller nor Buyer shall directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor (whether paid or unpaid), stockholder, partner or in any other individual or representative capacity whatsoever, either for their own benefit or for the benefit of any other Person, either (i) hire, attempt to hire, contact or solicit with respect to hiring any employee (not including independent sales representatives) of the other party hereto as of the Closing Date, (ii) induce or otherwise counsel, advise or encourage any employee of the other party as of the Closing Date to leave the employment of that party, or
(iii) induce any distributor, vendor, supplier, representative or agent of or to the other party to terminate or modify its relationship with that party; PROVIDED, HOWEVER, that the covenants in this Section shall not prohibit the Buyer from hiring any of the employees listed on SCHEDULE 5.2, nor shall the hiring of any such employees constitute a breach of such covenants.

      5.3 NECESSITY AND REASONABLENESS. The parties hereto hereby specifically acknowledge, agree and represent to each other as a material inducement for their entering into this Agreement:

            5.3.1 the covenants and agreements of the parties in this Article 5 are necessary and essential to the protection of the business which will be conducted by the parties after the Closing Date, and to enable the parties to realize and derive all of the benefits, rights and expectations associated with this Agreement;

            5.3.2 Buyer will suffer great loss and irreparable harm if the Seller directly or indirectly enters into a Competing Business;

            5.3.3 the temporal and other restrictions contained in this Article 5 are in all respects reasonable and necessary to protect the business goodwill, trade secrets, prospects and other business interests of Buyer in respect of the Seller;

            5.3.4 the enforcement of this Agreement in general, and of this
      Article 5 in particular, will not work an undue or unfair hardship on either party or otherwise be oppressive to it, it being specifically acknowledged and agreed by the Seller that it has other business interests and opportunities which will provide it adequate means of support if the provisions of this Article 5 are enforced;

            5.3.5 the enforcement of this Agreement in general, and of this
      Article 5 in particular, will neither deprive the public of needed goods or services nor otherwise be injurious to the public; and

            5.3.6 good, independent and valuable consideration exists for the agreement of the parties to be bound by the covenants and agreements contained in this Article 5.

      5.4 ENFORCEMENT. Because of the unique nature of the Assets and the Product Line, the business to be conducted and further developed by Buyer therewith, and the confidential and proprietary information relating thereto, the Seller acknowledges, understands and agrees that Buyer will suffer immediate and irreparable harm if the Seller or its Affiliates fail to comply with any of their respective obligations under this Article 5 and that monetary damages will be inadequate to compensate Buyer for such breach. Accordingly, the Seller agrees that Buyer shall, in addition to any other remedies available to it at law or in equity, be entitled to temporary, preliminary, and permanent injunctive relief and specific performance to enforce the terms of this Article 5 without the necessity of proving inadequacy of legal remedies or irreparable harm, or posting bond.

                                   ARTICLE 6

                                 MISCELLANEOUS

      6.1 CERTAIN DEFINITIONS. As used in this Agreement, each of the following terms has the meaning ascribed to it in this Section 6.1:

            6.1.1 "AFFILIATE" when used to indicate a relationship with any Person, means: (i) any corporation or organization of which such Person is an officer, director or partner or is directly or indirectly the beneficial owner of at least 20% of the outstanding shares of any class of equity securities or financial interest therein; (ii) any trust or other estate in which such Person has a beneficial interest or as to which such Person serves as trustee or in any similar fiduciary capacity; or (iii) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is acting as agent on behalf of, or as an officer or director of, such Person. As used in the definition of Affiliate, the term "control" (including the terms "controlling," "controlled by" or "under common control with") means the possession, direct or indirect, of the power to direct, cause the direction of or influence the management and policies of a Person, whether through the ownership of voting securities, by contract, through the holding of a position as a director or officer of such Person, or otherwise.

            6.1.2 "AGREEMENT" means and includes this Agreement and the schedules and exhibits hereto.

            6.1.3 "ANCILLARY AGREEMENTS" means the Transition Agreement, the Buyer Distribution Agreement, Seller Distribution Agreement and the Trademark License Agreement, all between the Buyer and Seller and all of even date herewith, and any and all other ancillary documents or agreements entered into among or executed by the parties hereto in order to effect the consummation of the transactions contemplated herein.

            6.1.4 "APPLICABLE ENVIRONMENTAL LAWS" mean all Laws relating to protection of the environment, including, without limitation, land use, zoning, health, chemical use, safety and sanitation Laws, and Laws governing the on or off-site use, storage, treatment, recycling, generation, transportation, processing, handling, production or disposal of Hazardous Substances or sanitary (non-hazardous) substances or waste, including, without limitation, garbage, refuse or other similar substances, including, without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. ss.ss. 9601 ET SEQ.), as amended from time to time, including, without limitation, as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), and regulations promulgated thereunder, (ii) the Resources Conservation and Recovery Act of 1976 (42 U.S.C. ss.ss. 6901 ET SEQ.), as amended from time to time ("RCRA"), and regulations promulgated thereunder, (iii) the Federal Water Pollution Control Act (U.S.C.A. ss. 9601 ET SEQ.), as amended, and regulations promulgated thereunder, and (iv) any applicable state laws or regulations relating to the environment.

            6.1.5 "CLAIMS" mean any claims, demands, actions, costs, damages, losses, expenses, obligations, liabilities, recoveries, judgments, settlements, suits, proceedings, or causes of action, including interest, penalties (including civil and criminal penalties) and reasonable attorneys' fees.

            6.1.6 "COMPETING BUSINESS" means any Person who engages in the sale or distribution of the Product Line or any competing product line in the geographic area in which Seller conducts Product Line operations as of the date of this Agreement. Notwithstanding the foregoing, the term "Competing Business" specifically excludes the current business activities of the Seller and all natural extensions thereof, other than the manufacture, sale and marketing of the Product Line.

            6.1.7 "ENCUMBRANCE" means and includes (i) any security interest, mortgage, deed of trust, pledge, lien (including unpaid debts for which a lien arising under Laws may be asserted if such debts remain unpaid), encumbrance, charge, defect, option, right of first refusal, preferential purchase right, proxy or voting trust or agreement, preemptive right, adverse Claim, equity, power of attorney, equitable interest or servitude, other right or interest of any other Person, or restriction of any kind, including but not limited to, any restriction or servitude on the use, transfer, receipt of income, or other exercise of any attributes of ownership, and (ii) any Uniform Commercial Code financing statement or other public filing, notice, or record that by its terms purports to evidence or notify interested parties of any of the matters referred to in clause (i) that has not been terminated or released by another proper public filing, notice, or record.

            6.1.8 "GOVERNMENTAL AUTHORITY" means any federal, state, county, municipal, or other local governmental body, legislature, agency, commission, board, department, court or other authority, or any subdivision thereof, or private body exercising any regulatory, judicial or taxing authority, and includes, without limitation, the Federal Trade Commission, the Food and Drug Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration, and the Internal Revenue Service.

            6.1.9 "HAZARDOUS SUBSTANCE" means, without limitation, (i) any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulations, polychlorinated biphenyls, benzene, petroleum and petroleum products, methane, or (ii) hazardous materials, hazardous wastes, biomedical wastes, hazardous or toxic substances or related materials defined as such in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 ET SEQ.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 ET SEQ.), or any other Applicable Environmental Laws.

            6.1.10 "INSOLVENT" means, for any Person or entity, that the sum of the present fair saleable value of its assets does not and/or will not exceed its debts and other probable liabilities, and the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

            6.1.11 "LAWS" mean any statute, law, code, ordinance, rule, regulation, policy, guideline interpretation, order, permit, license, certificate, writ, judgment, injunction, decree, determination, award or other decision or directive of, or promulgated, issued or declared by any Governmental Authority.

            6.1.12 "OUTSTANDING WARRANTY OBLIGATIONS" means Seller's outstanding service duties and warranty obligations from time to time arising under Seller's Standard Product Warranty and Unwritten Warranty, both as attached hereto as SCHEDULE 1.10, with respect to the products sold under the Product Line which were manufactured and/or sold by the Seller on or before the Closing Date, whether such obligations arise prior to or after the Closing Date.

            6.1.13 "PERSON" means an individual, corporation, limited liability company, partnership, limited partnership, joint venture, joint stock company, firm, company, syndicate, trust, estate, association, Governmental Authority, business, organization or any other incorporated or unincorporated entity.

            6.1.14 "PRODUCT LINE" means the manufacture, distribution, sales, marketing and service of the following isokinetic products: (i) NORM (extremity testing), (ii) TMC (back testing), (iii) Kinetron (Iso Rehab),
      (iv) TEF, 300, ETC. (refurbished equipment), (v) All ORTHOTRON and KT products, (vi) FITRON, and (vii) UBE.

      6.2 PUBLIC ANNOUNCEMENTS. Except as mutually agreed, neither Buyer nor Seller nor any of their respective Affiliates or agents shall issue any press release or public announcement regarding the execution of this Agreement or the transactions contemplated thereby.

      6.3 EXPENSES. Except as otherwise explicitly provided in this Agreement, each of Seller and Buyer shall bear their own respective legal and accounting fees, and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement, and consummation of the transactions contemplated hereby. Buyer hereby agrees to reimburse Seller for all reasonable direct expenses, not including any portion of the salary or hourly rates of any employees for time spent, incurred by Seller as a result of providing any requested assistance to Buyer in the preparation of Buyers Form 8-K, if any, which will be filed as a result of the consummation of the transactions contemplated herein.

      6.4 NOTICES AND WAIVERS. Any notice, instruction, authorization, request, demand or waiver hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the parties hereto at the address indicated below, or at such other address and number as a party shall have previously designated by written notice given to the other parties in the manner hereinabove set forth:

                  If to Buyer:

                        Henley Healthcare, Inc.
                        120 Industrial Boulevard
                        Sugar Land, Texas 77478
                        Attention: President
                        Facsimile No.: (281) 276-7047

                  With a required copy to:

                        Porter & Hedges, L.L.P.
                        700 Louisiana
                        Houston, Texas 77002-2764
                        Attention: Robert G. Reedy, Esq.
                        Facsimile No.: (713) 226-0274

                  If to Seller:

                        CYBEX International, Inc.
                        10 Trotter Drive
                        Medway, Massachusetts 02053
                        Attn: William Hurley
                        Facsimile No.: (508) 533-5500

                  With a required copy to:

                        Archer & Greiner,
                        A Professional Corporation
                        One Centennial Square
                        Haddonfield, New Jersey 08033
                        Attention: James H. Carll, Esq.
                        Facsimile No.: (609) 795-0574

Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

      6.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement shall survive the Closing regardless of any investigation made by a party hereto, and, except for those representations and warranties in Sections 2.2, 2.3, 2.4, 2.5, 3.2, 3.3, 3.4 and 2.7(with regard to title), which will survive indefinitely, all representations and warranties will expire on June 1, 1999.

      6.6 KNOWLEDGE, GENDER AND CERTAIN REFERENCES. Unless otherwise provided for herein, a representation or statement made herein to the knowledge of Seller or Buyer shall mean the actual knowledge of Seller or Buyer. Unless otherwise specified, all references herein to days, weeks, months or years shall be to calendar days, weeks, months or years. Capitalized terms defined in this Agreement are equally applicable to both their singular and plural forms. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter. References to Articles or Sections shall be to Articles or Sections of this Agreement unless otherwise specified. The headings and captions used in this Agreement are solely for convenient reference and shall not affect the meaning or interpretation of any article, section or paragraph herein, or this Agreement. The terms "hereof," "herein" or "hereunder" shall refer to this Agreement as a whole and not to any particular article, section or paragraph. The terms "including" or "include" are used herein in an illustrative sense and not to limit a more general statement. When computing time periods described by a number of days before or after a stated date or event, the stated date or date on which the specified event occurs shall not be counted and the last day of the period shall be counted.

      6.7 SUCCESSOR AND ASSIGNS. This Agreement shall bind, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and if an individual, by his executors, administrators, and beneficiaries of his estate by will or the laws of descent and distribution. This Agreement and the rights and obligations hereunder shall not be assignable or delegable by any party; provided, however, that Buyer shall be entitled to assign its rights and delegate its duties hereunder to any corporate Affiliate, but any such assignment shall not have the effect of terminating Buyer's duties or obligations as provided herein.

      6.8 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and of the United States applicable in Texas, excluding, however, any rule of conflict-of-laws that would direct or refer the resolution of any issue to the laws of any other jurisdiction. Each party hereto hereby acknowledges and agrees that it has consulted legal counsel in connection with the negotiation of this Agreement and that it has bargaining power equal to that of the other parties hereto in connection with the negotiation and execution of this Agreement. Accordingly, the parties hereto agree that the rule that an agreement shall be construed against the draftsman shall have no application in the construction or interpretation of this Agreement.

      6.9 SEVERABILITY; JUDICIAL MODIFICATION. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed this Agreement had the terms, provisions, covenants and restrictions which may be hereafter declared invalid, void, or unenforceable not initially been included herein. If a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in
Article 5 is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and the parties agree to request the court to exercise such power, and, as so reduced or modified, the parties hereto agree that the restrictions of Article 5 shall remain in full force and effect, shall be enforceable and shall be enforced.

      6.10 AMENDMENT AND ENTIRETY. This Agreement, the Ancillary Agreements, and any exhibits hereto or thereto, may be amended, modified, or superseded only by written instrument executed by all parties hereto. This Agreement sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements, and understandings relating to the subject matter hereof. In the event of any conflict or inconsistency between the provisions of this Agreement and the contents or provisions of any schedule or exhibit hereto, the provisions of this Agreement shall control. Except as expressly permitted by this Agreement, the contents of schedules and exhibits hereto shall not be deemed to negate or modify any representation, warranty, covenant or agreement contained in this Agreement. Without limiting the generality of the preceding sentence, any representation, warranty, covenant or other agreement contained in any document, instrument or agreement delivered pursuant hereto or entered into in connection herewith is made in addition to, and not in lieu of, any representation, warranty, covenant or other agreement contained herein.

      6.11 RIGHTS OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and assigns, nor shall any provision give any third Persons any right of subrogation or action over against any party to this Agreement. Without limiting the generality of the foregoing, it is expressly understood that this Agreement does not create any third party beneficiary rights.

      6.12 TIME OF ESSENCE. Time is of the essence in the performance of this Agreement.

      6.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by facsimile signature, each of which shall be deemed an original and all which together shall constitute one and the same instrument.

                           [Signature Page Follows]

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
      IN WITNESS WHEREOF, this Asset Purchase Agreement is executed and delivered on and as of the day first above written.




BUYER:                                   SELLER:


HENLEY HEALTHCARE, INC.                  CYBEX INTERNATIONAL, INC.



       /S/  MICHAEL M. BARBOUR                    /S/  PETER C. HAINES
         Michael M. Barbour,                        Peter C. Haines,
PRESIDENT AND CHIEF EXECUTIVE OFFICER                   PRESIDENT

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